EXHIBIT 11
              UNIVERSAL COMMUNICATION SYSTEMS, INC.
                COMPUTATION OF WEIGHTED AVERAGE
                COMMON STOCK SHARES OUTSTANDING



                                                               Three Months       Nine Months
                                               Total Number        Ended             Ended
                                                 of Shares      June 30, 2002    June 30, 2002
                                               ------------    -------------    --------------

Outstanding shares as of October 1, 2001        137,530,725     137,530,725      137,530,725
Conversion of debt     02/05/02                   2,003,825       2,003,825        1,064,303
Sale of common shares  02/21/02                  13,254,447      13,254,447        6,263,090
Issued for services    02/22/02                   1,000,000       1,000,000          468,864
Issued for services    04/08/02                  26,013,918      23,726,980        7,908,993
Conversion of debt     04/08/02                  45,000,000      41,043,956       13,681,319
Transfer to Escrow for Acquisition  04/08/02     25,000,000      22,802,198        7,600,733
Issued for services    04/25/02                   2,000,000       1,450,549          483,516
Sale of common shares  04/25/02                  11,000,000       7,978,022        2,659,341
Issued for services    05/22/02                  17,800,000       7,628,571        2,542,857
Sale of common shares  06/17/02                  20,000,000       2,857,143          952,381
Issued for services    06/19/02                  23,394,066       2,827,854          942,618
                                                -----------     -----------      -----------

Total Weighted Average Shares Outstanding       323,996,981     264,104,271      182,098,740
                                                ===========     ===========      ===========

Net Loss From Continuing Operations                             $  (515,751)     $(1,450,722)
                                                                ===========      ===========

Net Loss per common share (1)                                   $    (0.002)     $    (0.008)



(1) The effect of common stock options and warrants is excluded from diluted earnings per share as its inclusion would be anti-dilutive for the three month and nine month periods ended June 30, 2002.